Exhibit 99.1

Press Release

Community Valley Bancorp Announces Opening of CVB Insurance Agency

(Chico, CA 12/10/04) – Community Valley Bancorp announced today the December 1, 2004 opening of CVB Insurance Agency, LLC, at 936 Mangrove Avenue in Chico, California. Along with Butte Community Bank, CVB Insurance Agency is a wholly owned subsidiary of Community Valley Bancorp.

Together with their partners at Financial Keyosk, CVB Insurance Agency is a one-stop insurance source specializing in all lines of coverage from auto and health to commercial and farm packages. The initial focus of the new agency will be commercial insurance such as liability, workers compensation, group medical plans, crop insurance and policies covering large housing developments. Soon to follow will be a wide variety of consumer insurance services including auto, home, life and health.

Leading the new venture as Vice President and Agency Manager will be longtime local insurance broker Frank Hill. With over 27 years of industry experience, Frank has extensive knowledge of all insurance products and has access to virtually any type of coverage available.

“Along with being a top community bank, we plan on being a top insurance broker in Northern California,” stated Keith Robbins, CEO of Community Valley Bancorp. “We want to bring our customers the best insurance services available. Our partnership with Financial Keyosk will allow us to use our agents and their backroom services to grow insurance to a very large business for Community Valley Bancorp. In addition, our 40-carrier platform will permit us to provide insurance services for a much broader base of customers.”

For over a decade, Butte Community Bank has been helping families, businesses and individuals build successful financial lives by providing outstanding service to its customers. CVB Insurance Agency was built with those same traditional approaches, and will take the time to be sure that each customer is serviced fully and receives the best value possible. For more information, contact CVB Insurance Agency at (530) 893-1466.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions. CVB Insurance Agency, LLC, the newest division of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 10 branches in seven cities including Chico, Magalia, Oroville, Paradise, Red Bluff, Yuba City and Marysville. With the December 2004 opening of their first Colusa location, the bank will have a total of 11 branches in Northern California. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.